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PRESS RELEASE

Fidelity National Financial, Inc. Announces the Signing of a Letter of Intent to Acquire ANFI, Inc.

Irvine, Calif. — (December 16, 2002) — Fidelity National Financial, Inc. (NYSE: FNF), the nation’s largest provider of title insurance and real estate related products and services, today announced that it has entered into a Letter of Intent (“LOI”) to acquire all of the outstanding common stock that it does not currently own of ANFI, Inc. (“ANFI”), a provider of title insurance and other real estate related services. FNF currently owns approximately 28% of the outstanding common stock of ANFI.

     Under the terms of the LOI, each share of ANFI common stock will be exchanged for .4540 shares of FNF common stock. Based on the closing price of $32.86 for FNF’s common stock on December 16, 2002, the implied per share consideration for each share of ANFI common stock is $14.92, an 11 percent premium over the ANFI closing price of $13.41 on December 16, 2002. The parties expect to sign a Definitive Agreement in January 2003.

     For the nine months ended September 30, 2002, ANFI generated $139 million in revenue and $16 million of net income.

     “FNF has made a strategic commitment to grow its Ticor Title brand and the acquisition of ANFI is a key component of this strategy,” said FNF Chairman and Chief Executive Officer William P. Foley, II. “We will operate the ANFI direct operations under the name Ticor. This will result in a significant expansion of Ticor’s current direct operations and referral network throughout the Western United States. ANFI’s direct title operations in California, Arizona and Nevada will complement Ticor Title’s strong, existing national agency business and direct title operations. With the addition of ANFI, Ticor’s $500 million of combined revenue positions it well for future growth.”

“The proposed combination with FNF provides tremendous value to ANFI shareholders and presents terrific opportunities for ANFI employees,” said ANFI Chairman and Chief Executive Officer Michael C. Lowther. “Ticor Title is a nationally recognized title brand and ANFI is excited about becoming a key element to Ticor’s growth strategy.”

Fidelity National Financial, Inc., a Fortune 500 company, is the nation’s largest title insurance and diversified real estate related services company. FNF had total revenue of nearly $3.9 billion and earned more than $300 million in 2001, with cash flow from operations of more than $425 million. The Company’s title insurance underwriters – Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issue approximately 30 percent of all title insurance policies nationally. The Company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada. In addition, FNF performs other real estate-related services such as escrow, default management, exchange intermediary services, home warranty, flood insurance and homeowners insurance.

FNF also provides real estate and technology services through its majority-owned, publicly traded subsidiary, Fidelity National Information Solutions (NASDAQ: FNIS). FNIS provides data, technology solutions and services to lenders, Realtors and other participants in the real estate transaction process. More information about the FNF family of companies can be found at www.fnf.com and www.fnis.com.

Following the execution of a definitive merger agreement, FNF and ANFI will file a registration statement and a proxy statement with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the registration statement, prospectus, proxy statement, and related documents when they become available from the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of these documents may also be obtained from ANFI, Inc. by directing a request to ANFI, Inc., Investor Relations, 1111 East Katella Avenue, Suite 220, Orange, California 92867, or from FNF by directing a request to Fidelity National Financial, Inc., Investor Relations, 4050 Calle Real, Santa Barbara, California, 93110.

This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 805-696-7218, dkmurphy@fnf.com